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                                                                       EXHIBIT 1


                                 BREWING VENTURES LLC

                               MEMBER CONTROL AGREEMENT


       THIS MEMBER CONTROL AGREEMENT is made as of the 26th day of June, 1997, by and among Steven J. Wagenheim, William E. Burdick, Mitchel I. Wachman, Timothy Cary, Eric LeClair and Arthur Nermoe (collectively, the "Members" and individually, a "Member").

                                       RECITALS

       WHEREAS, the undersigned Members constitute all of the current Members of Brewing Ventures LLC, a Minnesota limited liability company (the "Company"); and

       WHEREAS, Minnesota Statutes Section 322B.37 authorizes members of a limited liability company to enter into a "member control agreement" as defined therein; and

       WHEREAS, Messrs. Wagenheim and Burdick have spent considerable efforts and time in preparing and developing the business plan, leasing opportunity, restaurant concept, proprietary and other intellectual property and information, all in connection with a restaurant and microbrewery to be located 830 West St. Germaine Street, Saint Cloud, Minnesota (collectively, the "Restaurant Project"); and

       WHEREAS, Messrs. Wachman, Cary, LeClair and Nermoe have agreed to participate in the further development and execution of the Restaurant Project; and

       WHEREAS, each Member recognizes that upon the execution of this Agreement and the valid organization of the Company, it is anticipated that the Restaurant Project will be contributed to Brewing Ventures Inc., a Minnesota corporation ("Brewing Ventures"), in exchange for all of the outstanding capital stock of such corporation; and

       WHEREAS, each of the undersigned Members wishes to enter into this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the Members agree as follows:

                                      SECTION 1

                                     DEFINITIONS

       1.1 DEFINITIONS. In addition to the abbreviations and terms otherwise defined in this Agreement, the following capitalized terms used herein shall have the meanings set forth below:

       "ACT" means the Minnesota Limited Liability Company Act contained in Minnesota Statutes Chapter 322B.

       "AGREEMENT" means this Member Control Agreement and all amendments hereto.

       "BOARD" OR "BOARD OF GOVERNORS" means the Board of Governors of the Company.


                                 Page 10 of 31 Pages


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       "CAPITAL ACCOUNT" means the account of a Member which is established and maintained in accordance with the provisions of Section 5.1 hereof.

       "CAPITAL CONTRIBUTION" means the total amount of cash and/or the fair market value, accorded by the Board of Governors, to property or services contributed or agreed to be contributed by a Member with respect to his Membership Interest.

       "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

       "FINANCIAL RIGHTS" means those rights associated with a Membership Interest to share in Net Income and Net Losses and distributions with respect to Membership Interests.

       "GOVERNANCE RIGHTS" means all rights associated with a Membership Interest in the Company other than Financial Rights, including, without limitation, rights to vote, receive notices and attend meetings of Members.

       "MANAGER" means a person elected, appointed or otherwise designated as a Manager of the Company by the Board of Governors, and any other person considered elected as a Manager pursuant to the Act.

       "MEMBER" means a person reflected in the Required Records of the Company as the owner of one or more Membership Interests of the Company who has signed this Agreement.

       "MEMBERSHIP INTEREST" means one of the ownership interests created by the Company's Articles of Organization into which the Members' ownership interests in the Company are divided, each such Membership Interest consisting of Governance Rights and Financial Rights.

       "NET INCOME AND NET LOSS" mean the aggregate income or loss of the Company, respectively, determined as of the close of the Company's fiscal year, including each item of income, gain, loss, credit or deduction required to be separately stated for each Member pursuant to Code Section 702(a).

       "PERCENTAGE INTEREST" means each Member's proportionate contribution to the capital of the Company, as set forth on Schedule 1.

       "REGULATIONS" mean the Treasury Regulations (final and temporary) promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

       "REQUIRED RECORDS" mean those records required to be maintained by the Company pursuant to the Company's Operating Agreement and Minnesota Statutes
Section 322B.373.

       "TRANSFER" means the mortgage, pledge, hypothecation, transfer, sale, exchange, assignment or any other disposition of any part or all of a Member's Interest, whether voluntarily or involuntarily, by operation of law or otherwise.

                                      SECTION 2

                        CONTRIBUTIONS AND MEMBERSHIP INTERESTS

       2.1 MEMBERS. The names, addresses, Capital Contributions and Percentage Interests of the Members are set forth on Schedule 1 attached hereto and incorporated herein by reference ("Schedule 1"). The Required Records shall be modified to reflect any changes in the ownership of Membership Interests.



                                 Page 11 of 31 Pages
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       2.2    TERMS OF MEMBERSHIP INTERESTS; PERCENTAGE INTERESTS.  Except as
provided in this Agreement, the Membership Interests shall be equal in all respects, and the Members' respective Governance Rights and Financial Rights will be in proportion to their Percentage Interests set forth on Schedule 1, as amended from time to time.

       2.3 NO WITHDRAWAL OR RETURN OF CAPITAL CONTRIBUTIONS. Except as provided in this Agreement, a Member shall not be entitled to withdraw or demand the return of any part or all of his Capital Contribution or to receive any distribution from the Company.

       2.4 NO INTEREST ON CAPITAL CONTRIBUTIONS. No interest will be paid to any Member on any part of such Member's Capital Contribution.

                                      SECTION 3

                                      GOVERNANCE

       3.1 BOARD OF GOVERNORS. The Board of Governors shall consist of up to three (3) Governors, as determined at each annual meeting of Members; provided, however, that each Member hereby consents to the election to the Board of Governors of an initial third Governor by the remaining Governors. The initial Board of Governors shall consist of Steven J. Wagenheim and William E. Burdick.

       3.2 GENERAL POWERS. The business and affairs of the Company shall be managed by or under the direction of the Board of Governors. Subject to any requirement in the Act that Member approval be obtained, the Board of Governors may exercise all such powers and do all such things as may be exercised or done by the Company.

       3.3 MEETINGS. Meetings of the Board of Governors shall be held at least annually at the principal office of the Company. Other meetings of the Board may be called by the Board of Governors, in which case the person or persons calling such meeting may fix the date, time and place thereof, either within or without the State of Minnesota, and shall give at least 5 days' advance notice of the meeting. The Board of Governors may waive notice of any meeting.

       3.4 ACTION OF THE BOARD. A majority of the total number of votes on the Board shall be required for a Board action.

       3.5 APPOINTMENT OF MANAGERS. The Board of Governors shall appoint one or more Members to the position of Chief Manager and Treasurer. The Board of Governors may also appoint such other Managers and assistant Managers as it deems necessary or advisable. The Board of Governors shall fix the powers and duties of all Managers. Any Manager may be removed by the Board at any time.

       3.6 DUTIES OF CHIEF MANAGER. Unless provided otherwise by a resolution adopted by the Board of Governors or this Agreement, the Chief Manager (1) shall have general active management responsibility for the business of the Company, (2) shall preside at meetings of the Board of Governors, (3) shall see that all orders and resolutions of the Board of Governors are carried into effect, (4) shall have authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person, (5) may maintain records of and certify proceedings of the Board of Governors and Members, and (6) shall perform such other duties as may from time to time be prescribed by the Board of Governors.

       3.7 DUTIES OF TREASURER. Unless provided otherwise by a resolution adopted by the Board of Governors or this Agreement, the Treasurer (1) shall keep accurate financial records for the Company, (2) shall



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deposit all monies, drafts and checks in the name of and to the credit of the
Company in such banks and depositories as the Board of Governors shall designate from time to time, (3) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board of Governors, making proper vouchers therefor, (4) shall disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Board of Governors, (5) shall render to the Chief Manager and the Board of Governors, whenever requested, an account of all such Manager's transactions as Treasurer and of the financial condition of the Company, and (6) shall perform such other duties as may be prescribed by the Board of Governors or the Chief Manager from time to time.

                                      SECTION 4

                        CONTRIBUTIONS AND MEMBERSHIP INTERESTS

       4.1 MANNER OF COMPUTING PERCENTAGE INTERESTS. In exchange for the property or services that have been and will be provided by the Members to the Company with respect to the development of the Restaurant Project, the Members hereby agree they have received the respective Percentage Interests set forth on
Schedule 1.

              (a) VESTING OF MEMBERSHIP INTERESTS. The respective Membership Interests of Messrs. Wagenheim and Burdick shall become immediately vested with and in such individuals upon their execution of this Agreement. Subject to the provisions of Section 4.1(b) below, the Membership Interests of Messrs. Wachman, Cary, LeClair and Nermoe shall be respectively vested with and in each persons as follows: (i) Mr. Wachman shall become vested with and in his Membership Interests on the second anniversary of the date on which he executes this Agreement, and
       (ii) Messrs. Cary, LeClair and Nermoe shall become vested with and in their respective Membership Interests on the third anniversary of the date on which each person executes this Agreement; provided, however, that in any case, Messrs. Wachman, Cary, LeClair and Nermoe must, on such dates, be Members of the Company and provided further that such individuals must have been Members of the Company for the intervening years between the date on which they sign this Agreement and such anniversary date.

              (b) INITIAL PUBLIC OFFERING. Each Member of the Company shall become fully and immediately vested with and in any of the Membership Interests discussed in Section 4.1(a) in the event that (i) Brewing Ventures Inc. sells its equity or debt securities to the public in an initial public offering pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Public Offering"), and
       (ii) such Member is a Member of the Company on the effective date of the Public Offering.

              (c) REMOVAL OF A MEMBER. Each Member other than Steven J. Wagenheim, William E. Burdick or a Member whose initial Capital Account exceeded $10,000, hereby consents to the ability of the Board, in its sole discretion, to remove a Member in the event that the Board, in its sole discretion, determines that such Member is no longer actively involved with and making contributions toward the Restaurant Project. Such removal may be with or without cause. In the event of the removal of a Member pursuant to this Section 4.1(c), each Member hereby agrees to surrender all Membership Interests then vested in and owned by such Member to the Company for $100.00, with said amount being due and payable on the day on which such Member is removed from the Company.

              (d) DISSOLUTION AVOIDANCE. Upon the removal of a Member in accordance with Section 4.1(c) above, the remaining Members shall have the right to avoid the Company's dissolution in accordance with Section 8 of this Agreement. In the event the other Members shall continue the Company's business in accordance with Section 8, and upon the payment by the Company of the $100.00 set forth in Section 4.1(c), the Company shall continue its business. In the event the remaining Members


                                 Page 13 of 31 Pages

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       do not agree to avoid the Company's dissolution, the Company shall be liquidated in accordance with Section 6.2 and the provisions of applicable law.

              (e) ADDITIONAL MEMBERS. Each Member hereby understands that, in its sole discretion, the Board of Governors may approve the admission of additional Members to the Company. Each Member hereby agrees with and consents to the addition of such additional Members, and understands that the addition of other Members, and the proportion of additional Membership Interests, will dilute each Member's Membership Interest in the Company.

              (f) VOTING OF MEMBERSHIP INTERESTS. Upon transfer of the Restaurant Project to Brewing Ventures, each Member hereby agrees to vote all Membership Interests owned by him in favor of the election to the Board of Directors of Brewing Ventures of Steven J. Wagenheim and William
       E. Burdick.

       4.2 TRANSFER OF MEMBERSHIP INTERESTS. A Member may only Transfer a portion or all of his Membership Interests in accordance with Section 7.
Schedule 1 shall be adjusted to reflect any such Transfers.

       4.3 LOANS FROM MEMBERS TO COMPANY. Subject to any other restrictions contained herein, the Company may borrow money from one or more Members at such interest rate or rates and upon such other terms as are agreed upon by the Company and the lending Member; provided, however, that the interest rate on any such loans shall not exceed the rate that would apply to Company borrowing on similar terms from recognized banks or financial institutions.

       4.4 NONRECOURSE LOANS. A creditor who makes a nonrecourse loan to the Company shall not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.

       4.5 MEMBERS' OTHER COMPENSATION. No Member shall receive any salary or drawing with respect to his Capital Contributions or his Capital Account or for services rendered on behalf of the Company, except as otherwise provided in this Agreement or by separate resolution or agreement approved by the Board.

       4.6 NON-COMPETITION. As long as a Member owns a Membership Interest in the Company or owns 5% or more of the outstanding common stock of Brewing Ventures Inc., such Member hereby agrees that he will not, directly or indirectly, as a partner, shareholder, employee or consultant, engage in any activity which is competitive with the business of Brewing Ventures Inc. Such business is defined for purposes of this section to be a casual dining restaurant with an on-site microbrewery, except that Sherlock's Home, an entity owned and operated by William E. Burdick, is hereby excluded from application of this section.

                                      SECTION 5

                           CAPITAL ACCOUNTS AND ALLOCATIONS

       5.1 CAPITAL ACCOUNTS. A separate Capital Account shall be maintained by the Company for each Member. The Capital Account for each Member shall be increased by such Member's Additional Capital Contributions, if any. Each Member's Capital Account shall also be increased or decreased, as the case may be, to account for allocations of Net Income and Net Loss to such Member.

       5.2 ALLOCATIONS OF NET LOSSES. Except as otherwise provided in this Agreement, Net Losses shall be allocated to the Members in proportion to their Percentage Interests.

       5.3 ALLOCATIONS OF NET INCOME. Except as otherwise provided in this Agreement, Net Income shall be allocated to the Members in proportion to their Percentage Interests.


                                 Page 14 of 31 Pages

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       5.4    ALLOCATION ADJUSTMENTS AND LIMITATIONS.  The provisions of this
Section 5 relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Governors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Regulations, the Board may make such modification; provided that any such modification is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The following special allocations, limitations and contingent reallocations are further intended to address and coordinate the Members' economic intentions with the various IRS rulings and the Regulations issued under Code Section 704(b) and shall be so construed when applied.

              (a) MINIMUM GAIN CHARGEBACK. In the event there is a net decrease in "Partnership Minimum Gain" (as determined in accordance with Section 1.704-2(b)(2) and Section 1.704-2(d) of the Regulations) during any Company fiscal year, each Member shall be specially allocated items of income and gain for such year, and, if necessary, subsequent fiscal years, in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulation
       Section 1.704-2(g). This Subsection is intended to comply with the "Minimum Gain Chargeback" requirement of Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

              (b) QUALIFIED INCOME OFFSET. In the event a deficit balance in a Member's Capital Account is caused or increased because a Member unexpectedly receives an adjustment, allocation or distribution, as described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then such Member will be allocated items of income and gain, to the extent required by Regulation Section 1.704-1(b)(2)(ii)(d), so as to eliminate such deficit balance as quickly as possible. This Subsection is intended, and shall be so construed, to provide a "Qualified
       Income Offset" as defined in Section 1.704-1(b)(2)(ii)(d) of the Regulations.

       5.5 TAX ALLOCATIONS. To the extent required by Code Section 704(c) and the Regulations promulgated thereunder, items of income, gain, loss or deduction with respect to contributed properties shall, if any, solely for tax purposes, be allocated among the Members in such manner as takes into account any variations between the basis of such properties to the Company upon contribution and the fair market values of such properties at the time of contribution.

       5.6 REVALUATIONS OF COMPANY PROPERTY. As of the date on which any Additional Capital Contributions are made by any Member, the Capital Account balances of the Members may be restated to reflect the market values of the Company's property as of such date and the manner in which Net Income and Net Loss would have been allocated had the Company disposed of its property on such date, all in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (r), as in effect on the date hereof. Subsequent adjustments to Capital Accounts shall be made so as to comply with the requirements of Regulations
Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4)(i), as in effect on the date hereof. Subsequent allocations of Net Income and Net Losses with respect to Company's property shall take into consideration any variation between such property's revaluation and its adjusted basis for federal income tax purposes in the same manner as under Code Section 704(c) and the Regulations thereunder.
Any elections or other decisions relating to such allocations shall be made by the Board of Governors in a manner that reasonably reflects the purpose and intention of this Agreement.

       5.7 ALLOCATION BETWEEN ASSIGNOR AND ASSIGNEE. In the case of the assignment of Membership Interests during any fiscal year, (i) the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest transferred, and (ii) Net Income or Net Losses allocable to such transferred Membership Interest with respect to such fiscal year shall be allocated between the assignor and the assignee in proportion to the number of days during such fiscal year that each was the owner of such Membership Interest; provided, however, that the Board, in its sole discretion, may close the Company's books on an interim basis for purposes of allocating Net Income and Net Losses between the assignor and assignee.


                                 Page 15 of 31 Pages

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                                      SECTION 6

                                    DISTRIBUTIONS

       6.1 NONLIQUIDATING DISTRIBUTIONS. The amount and timing of distributions of cash or property from the Company's operations, other than in liquidation, shall be made solely at the discretion of the Board of Governors.

       6.2 DISTRIBUTIONS UPON COMPANY'S LIQUIDATION. The net proceeds resulting from the liquidation of the Company shall be applied and distributed in the following order of priority:

              (a) COMPANY DEBTS AND LIABILITIES. To the extent available, proceeds shall be applied to the payment of debts and liabilities of the Company, including all expenses of the Company incident to its liquidation and all loans and other obligations owed to Members.

              (b) RESERVES. To the extent available, proceeds shall be applied to the setting up of any reserves which the Board deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company for such period as deemed advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

              (c) BALANCE. The balance of any proceeds shall be distributed among the Members in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Company fiscal year during which liquidation occurs.

                                      SECTION 7

                             TRANSFER OF MEMBER INTERESTS

       7.1 TRANSFER RESTRICTIONS. No Member shall Transfer any portion of his Membership Interest except as provided in this Section 7. Any other attempted Transfer of any or all rights associated with a Membership Interest shall be void and of no legal effect, including any assignment of the Financial Rights associated with a Member's Membership Interest, and the Company shall not be obligated for any purpose whatsoever to recognize such Transfer or assignment, except as otherwise required by operation of law, and in such event, the Company shall have the right to purchase such Membership Interest as if the transferor of such Membership Interest was a "Former Member" as provided in
Section 7.3 hereof.

       7.2 PERMITTED TRANSFEREES. Any Member may Transfer all or any portion of his Membership Interest to another Member without the consent of the other Members and without offering such Membership Interest to the Company and the remaining Members.

       7.3 DEATH, VOLUNTARY WITHDRAWAL OR BANKRUPTCY OF A MEMBER. Upon the death, voluntary withdrawal or bankruptcy of a Member (a "Former Member"), the remaining Members shall have the right to avoid the Company's dissolution in accordance with Section 8 of this Agreement. In the event the remaining Members shall continue the Company's business in accordance with Section 8, the Company shall, for a period of 90 days following the date the Company's dissolution was avoided pursuant to Section 8, have the option to purchase the Former Member's Membership Interest and if such option is exercised the Former Member shall sell the Former Member's Membership Interest in accordance with Section 9. In the event the other Members do not avoid the Company's dissolution, the Company shall be liquidated in accordance with Section 6.2 and the provisions of applicable law. In no event, however, shall the provisions of this Section 7.3 apply to the removal, by the Board of Governors, of a Member of the Company pursuant to the provisions of Section 4.1(c) of this Agreement.


                                 Page 16 of 31 Pages

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       7.4    OTHER TRANSFERS.  Except as otherwise set forth in this Section 7, a Member may not Transfer any part of his Membership Interest unless items (a) through (d) below are first satisfied:

              (a) All of the Members consent to the assignment of such Membership Interest in writing, which consent may be withheld for any reason;

              (b) The transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

              (c) Such other documents or instruments as the Board of Governors may require are executed by the transferee to evidence such acceptance and agreement; and

              (d) The transferee pays or reimburses the Company for all reasonable legal fees, filing and publication costs incurred by the Company in connection with the Transfer of such Membership Interest.

       7.5 ACQUIT COMPANY. Until such time as a written assignment has been received by and recorded on the books of the Company, any payment by the Company to an assigning Member shall acquit the Company of liability to the extent of such payments from any other person who may have an interest in such payment by reason of an assignment by the Member.

                                      SECTION 8

                            DISSOLUTION AVOIDANCE CONSENT

       8.1 DISSOLUTION AVOIDANCE CONSENT. Upon the occurrence of an event that terminates the continued membership of a Member (including the events enumerated in Minnesota Statutes Section 322B.80, subdivision 1, clause (5)), the existence and business of the Company may be continued without dissolution if a majority-in-interest of the remaining Members consent within 90 days after the termination of the continued membership; provided that there are at least two remaining Members or a new Member is admitted within 90 days after the termination of the event causing dissolution.

       8.2 STATUS OF FORMER MEMBER IF DISSOLUTION IS AVOIDED. If dissolution is avoided under Section 8.1, then the Former Member shall lose all Governance Rights and shall be considered merely an assignee of such Member's Financial Rights.

                                      SECTION 9

                   VALUATION AND PAYMENTS FOR MEMBERSHIP INTERESTS

       9.1 VALUATION DATE. If the option set forth in Section 7.3 is exercised, the Closing, valuation and terms of payment for the Membership Interest of a Former Member shall be determined as of the date of death, voluntary withdrawal or bankruptcy, as the case may be (the "Valuation Date").

       9.2 VALUATION OF FORMER MEMBER'S MEMBERSHIP INTEREST. If the Company and the Former Member (or his personal representative in the case of death) are unable to agree on the value of the Former Member's Membership Interest within 90 days following the Valuation Date, the value of a Former Member's Membership Interest shall be determined by an independent appraiser. If the Company and the Former Member fail to agree on an appraiser within 120 days following the Valuation Date, either party may, upon notice to the other party, apply to a judge of the District Court of Hennepin County, Minnesota, for the selection of the appraiser. The appraiser shall have free access to the books and records of the Company and shall, within 30 days after his or her appointment, file a report with the Company and the Former Member setting forth the value of the Former Member's Membership Interest. The appraiser shall: (i) not consider the proceeds of policies of life


                                 Page 17 of 31 Pages

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insurance on the life of a Former Member which are payable to the Company, if any; (ii) consider the effect of the loss of the Former Member's services to the Company on the value of the Membership Interest; and (iii) not apply any discounts for lack of control or marketability. The appraiser's determination shall be binding upon the Company and the Former Member, and the cost of such appraisal shall be borne by the party who demanded the appraisal.

       9.3 PAYMENT FOR TERMINATED INTEREST. The purchase price for a Former Member's Membership Interest to be purchased by the Company pursuant to Section
9.2 above shall be paid in equal monthly installments of principal and interest over a seven-year period with the first installment due on the date of Closing and each subsequent installment due on the same day of each month thereafter; provided, however, that if the Membership Interest of a Former Member is valued at less than $25,000, then such monthly installments shall be paid over a five-year period. The interest rate shall be the lower of the long-term applicable federal funds interest rate in effect for the month in which the Closing occurs or the maximum lawful rate of interest that may be charged under the laws of the State of Minnesota.

       9.4 COMPANY'S PROMISSORY NOTE. Any balance owed by the Company for the purchase of a Former Member's Membership Interest shall be evidenced by a promissory note. Said promissory note shall give the Company the option of prepayment at any time without penalty, shall provide for the acceleration of all remaining installments upon default by the Company, and shall provide for a grace period of 30 days in which to make any installment payment.

       9.5 CLOSING. The "Closing" for the purchase of a Former Member's Membership Interest shall take place at the Company's principal office and shall occur 30 days after the value of the Former Member's Membership Interest is established pursuant to Section 9.2. The Closing can occur earlier and at another location if mutually agreed upon by the Company and the Former Member.

                                      SECTION 10

                                     TAX MATTERS

       10.1 TAX CLASSIFICATION OF COMPANY. The Members acknowledge that the Company will be classified as a "partnership" for tax purposes.

       10.2 ANNUAL TAX INFORMATION. Within 90 days after the end of each fiscal year, the Chief Manager or Treasurer will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain or loss and credits for such fiscal year for federal or state income tax purposes.

       10.3 ANNUAL ACCOUNTING REPORT. Within 120 days after the close of each fiscal year, the Chief Manager or Treasurer shall furnish to the Members an annual report containing a statement of income and expense and a statement of financial condition as of the year then ended.

       10.4 ACCOUNTING AND TAX DECISIONS. All decisions as to accounting and tax matters shall be made by the Board of Governors in its sole discretion. The Company, at the sole discretion of the Board, may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in
Section 754 of the Code to adjust the basis of Company property.

       10.5 TAX MATTERS PARTNER. Unless another Manager is otherwise designated by the Board of Governors, the Chief Manager shall act on behalf of the Company as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law.


                                 Page 18 of 31 Pages

                                      SECTION 11

                                    MISCELLANEOUS

       11.1 GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Minnesota.

       11.2 RELATIONSHIP WITH OTHER AGREEMENTS. The Articles of Organization of the Company are incorporated herein by reference and hereby made a part of this Agreement. This Agreement, in conjunction with such Articles of Organization, constitutes the entire Agreement of the Members with respect to the Company, and supersedes all prior written and prior and contemporaneous oral agreements, understandings and negotiations with respect to the Company. In the event of any conflict between the Company's Articles of Organization and this Agreement, the provisions of this Agreement shall govern to the extent not contrary to law.

       11.3 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

       11.4 NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement, whether as a third party beneficiary or otherwise.

       11.5 WAIVERS. No waiver of this Agreement, or any part hereof, shall be binding unless made in writing and signed by the party claimed to have made such waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other conditions or subsequent breach whether of like or different nature.

       11.6 NOTICES. All notices, requests, demands, or other communications by the terms hereof required or permitted to be given by one Member to the Company or another Member shall, unless otherwise specifically provided for herein, be given in writing and be personally served or sent by registered mail, postage prepaid, addressed to the Company or such other Member or delivered to the Company or such other Member at the Company's principal executive office or to another Member at its last address furnished to the Company for such purpose. Any notice, request, demand or other communication so personally delivered shall be deemed to have been received on the day of delivery.

       11.7 ADDITIONAL ACTS AND INSTRUMENTS. Each Member agrees to perform all further acts and execute, acknowledge and deliver all further documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

       11.8 SEVERABILITY. In the event of any conflict between a provision of this Agreement and any provision of the Act not subject to variation in this Agreement, the provisions of the Act shall govern. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (i) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Members, it will be stricken, (ii) the validity, legality, and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and
(iii) the remainder of this Agreement will remain in full force and effect.

       11.9 COUNTERPARTS. This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the


                                 Page 19 of 31 Pages
same agreement. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

       11.10 PREPARATION OF AGREEMENT. Briggs and Morgan, Professional Association, has drafted this Agreement at the request of the Members and the Company. The parties recognize that their interests under this Agreement may now or hereafter be adverse to, or in conflict with, the interests of each other. The Members and the Company have consented to such representation by Briggs and Morgan, Professional Association, and agree that at no time will such representation be construed, claimed or deemed to be a conflict of interest or violation of any professional obligations to any party. The Members and the Company acknowledge that Briggs and Morgan, Professional Association, has encouraged them to seek separate counsel because of potential conflicts of interest which exist, or which may arise in the future.

       11.11 OTHER BUSINESS VENTURES. Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Company or otherwise; and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom and no Member shall have the obligation to bring any business opportunity to the Company or to any other Member.










                                 Page 20 of 31 Pages

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written, or with respect to Members acquiring Membership Interests after the date of this Agreement, on the date opposite such Member's signature.



                                          /s/ Steven J. Wagenheim
                                          ------------------------------------
                                                 Steven J. Wagenheim


                                          /s/ William E. Burdick
                                          ------------------------------------
                                                 William E. Burdick


                                          /s/ Mitchel I. Wachman
                                          ------------------------------------
                                                 Mitchel I. Wachman


                                          /s/ Timothy Cary
                                          ------------------------------------
                                                 Timothy Cary


                                          /s/ Eric LeClair
                                          ------------------------------------
                                                 Eric LeClair


                                          /s/ Arthur Nermoe
                                          ------------------------------------
                                                 Arthur Nermoe


                                 Page 21 of 31 Pages

JUNE 26, 1997                                                         SCHEDULE 1

                                                                      INITIAL
                                        PERCENTAGE     MEMBERSHIP     CAPITAL
 NAME OF MEMBER                         INTEREST         UNITS     CONTRIBUTION
 Steven J. Wagenheim                      33.33          33.33         $250(1)

 ------------------------
 ------------------------

 William E. Burdick                       33.33          33.33         $250(1)

 ------------------------
 ------------------------

 Mitchel I. Wachman                       16.00          16.00         $120

 ------------------------
 ------------------------

 Timothy Cary                             6.67            6.67          $50

 ------------------------
 ------------------------

 Eric LeClair                             6.67            6.67          $50

 ------------------------
 ------------------------

 Arthur Nermoe                            4.00            4.00          $30

 ------------------------
 ------------------------                -------        -------

        Totals                           100.00%          100
                                         -------          ---
                                         -------          ---

----------------------
(1) In addition, Messrs. Wagenheim and Burdick have also contributed the Restaurant Project.


                                 Page 22 of 31 Pages